EXHIBIT 99.2

   TechLabs Announces Letter of Intent to Acquire Anti-Aging Center in Florida

KNOXVILLE, Tenn., Aug. 6 /PRNewswire-FirstCall/ -- TechLabs, Inc. (OTC Bulletin
Board: TELA) announced today that as part of its newly adopted business plan, it has signed a letter of intent to purchase the outstanding stock of Florida Fountain of Youth, Inc. and Florida Fountain of Youth Spas, Inc. The privately owned companies are headquartered in Stuart, Florida. Terms of the transaction were not disclosed; however the company anticipates that the transaction will be consummated at the end of August. The transaction is subject to the completion of satisfactory due diligence on the part of TechLabs with respect to both companies.

The Florida Fountain of Youth, Inc. and Florida Fountain of Youth Spas, Inc. are part of a 3,100 s.f. Anti-Aging Spa waterfront facility located on the Treasure Coast of Florida. The facility specializes in hormone replacement therapies, electro-magnetic therapy, and sexual enhancement therapies under medical supervision. Additionally, the center's facility has a complete cosmetic and therapeutic health spa.

Previously, TechLabs announced that as part of the adoption of a new business plan and growth strategy, its Board of Directors approved changing the corporate name to Siren International Corp. The company will provide supplemental information regarding the name change closer to the effective date of the name change, including the new ticker symbol and CUSIP number. Until the name change is effective, TechLabs' common stock will continue to trade under the current symbol.

About TechLabs

TechLabs is a developer of emerging businesses. While the Company may continue to operate certain of its current business units, its primary focus will be centered on exploring opportunities in the leisure, health and nutritional spa business and micro-resort segment of the hospitality industry.

This press release contains forward-looking statements, some of which may relate to TechLabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in TechLabs, Inc.'s filings with the Securities and Exchange Commission.